Exhibit (a)(1)(A)

SPRINT NEXTEL CORPORATION

OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS

May 17, 2010

THIS EXCHANGE OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS WILL COMMENCE ON MAY 17, 2010 AND WILL EXPIRE AT 11:00 P.M., CENTRAL TIME, ON JUNE 16, 2010 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.

Sprint Nextel Corporation, a Kansas corporation (referred to in this Offer to Exchange as “Sprint,” the “Company,” “we,” “our” or “us”), is offering certain employees a limited opportunity to elect to exchange certain employee stock options for new options (“New Options”) covering a lesser number of Sprint common shares. We refer to this offer as the “Offer” and it is described in and subject to the terms and conditions set forth in this document and other documents we may refer you to, all of which together are called the “Offer to Exchange.” The New Options will be granted under our 2007 Omnibus Incentive Plan, as amended and restated (the “Plan”) with an exercise price equal to the closing price of our common shares on the New York Stock Exchange on the date the New Options are granted.

Options subject to this Offer (“Eligible Options”) are outstanding employee stock options, whether vested or unvested, that:

•	were granted before May 17, 2009 (that is, more than one year prior to the start date of the Offer), including options granted under any Sprint equity compensation plan and options that we assumed in any merger;

•	have an exercise price that is, as of the start date of the Offer, equal to or greater than $6.55 per share, which is greater than the higher of (1) the highest price at which our common shares have traded during the 52-week period preceding the start date of the Offer, and (2) 150% of the price of our common shares immediately preceding the start date of the Offer; and

•	are outstanding (that is, are not previously exercised, expired, terminated or forfeited) and held by an Eligible Employee (as defined below and also referred to as “you” or “your”) as of the start date of the Offer and as of the time the Offer expires.

The Offer is not a one-for-one exchange. Instead, the number of shares subject to a New Option granted in exchange for each Eligible Option surrendered pursuant to this Offer will be determined by the application of pre-established exchange ratios set forth in the Offer to Exchange. The exchange ratios have been determined in a manner intended to result in the grant of New Options with an estimated fair value that is approximately equal, in the aggregate, to the estimated fair value of the Eligible Options they replace.

None of the New Options will be vested on the date of grant. New Options will be subject to a two-year vesting period with 50% vesting at the end of each of the first two years from the New Option date of grant, even if all or a portion of the Eligible Options are already vested. In addition, the term of each New Option will be seven years, subject to earlier expiration upon termination of employment under certain circumstances.

We are making this Offer on the terms and subject to the conditions stated in the Offer to Exchange. Your participation in the Offer is voluntary, meaning you are not required to tender your Eligible Options in the Offer unless you choose to participate. Tendering your Eligible Options and participating in the Offer means electing to surrender Eligible Options to the Company for exchange pursuant to the terms of the Offer. If you choose to participate in the Offer, you may elect to tender any or all of your Eligible Options on a grant-by-grant basis.

See “II. Risks of Participating in the Offer” beginning on page 12 for a discussion of risks that you should consider before determining whether to participate in the Offer.

IMPORTANT

If you want to exchange any of your Eligible Options, you must submit your election so that it is received before this Offer expires. You may submit your election in the following ways:

By Internet.  Any Eligible Employee may submit an election to exchange Eligible Options online at the Sprint Stock Option Exchange Program Website, which is available at https://sprint.equitybenefits.com. If you received an email announcement of the Offer, you are required to submit your election online if you elect to participate in the Offer. If you were sent a paper version of the Offer to Exchange, you have the choice of making your election either online or by returning your paper election form to the Company, as described below. Your email announcement or paper materials, as applicable, contain instructions for logging into the website. Your online election must be received by us before the expiration of the Offer scheduled at 11:00 p.m., Central Time, on June 16, 2010.

By Overnight Delivery, Mail, Fax or Email.  Certain Eligible Employees will be sent a paper version of the Offer Exchange. These Eligible Employees may submit an election to exchange Eligible Options either online at the Sprint Stock Option Exchange Program Website, which is available at https://sprint.equitybenefits.com or by completing and returning a paper election form to the Company by overnight delivery, mail, fax or email, according to the instructions contained in the Offer to Exchange. If you choose to submit your election online, it must be received by us before the expiration of the Offer scheduled at 11:00 p.m., Central Time, on June 16, 2010. If you choose to submit a paper election form, the Company must receive it by overnight delivery, mail, fax or email before the expiration of the Offer scheduled at 11:00 p.m., Central Time, on June 16, 2010.

The proper submission or delivery of your elections, changes of elections and withdrawals is your responsibility. Only responses that are complete and actually received by us by the Offer expiration date will be eligible to be accepted. If your election is not received by us by the Offer expiration date you will be deemed to have rejected this Offer. There will be no exceptions or appeal process. We are under no obligation to contact you to confirm your election not to participate.

For elections submitted through the Sprint Stock Option Exchange Program Website, an email election confirmation will be generated when you submit your election and again if you submit any change in your election or withdraw your election. You should print and save a copy of the confirmation for your records. If you receive paper materials and you submit your election, a change in your election or a withdrawal of your election to the Company via means other than the Sprint Stock Option Exchange Program Website, we intend to send you a confirmation within a reasonable time. If you do not receive confirmation before the expiration date of the Offer, it is your responsibility to confirm that we have received your election and/or any change or withdrawal before the expiration date scheduled at 11:00 p.m., Central Time, on June 16, 2010. If you use overnight delivery or mail, we recommend that you use a delivery method that can be tracked by the delivery carrier. You can confirm the receipt of your paper election by sending an email to StockOptionExchangeProgram@Sprint.com.

Our common shares are quoted on the New York Stock Exchange under the symbol “S.” On May 14, 2010, the closing price of our common shares as reported on the New York Stock Exchange was $4.36 per share. You should obtain current market prices for our common shares before you decide whether to tender your Eligible Options.

You should rely only on the information contained in the Offer to Exchange including the other documents referred to herein. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document and all related documents filed as part of the Tender Offer Statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 17, 2010. You should not assume that the information provided in the Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this Offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

Although our Board of Directors has approved this Offer, neither Sprint nor our Board of Directors makes any recommendation to you as to whether you should tender your Eligible Options. Our shareholders approved an amendment to the Plan authorizing the Offer on May 11, 2010. See Section III.9 for a description of conditions to the Offer.

Nothing in this document shall be construed to give any person the right to remain in our employ or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law (subject to the terms of any employment agreement). Nothing in this document may be considered a contract or guarantee of wages or compensation.

You should direct questions about the Offer and requests for additional copies of the Offer to Exchange including the other documents referred to herein to the Stock & Option Solutions Call Center at (800) 864-7096 or via email at sprint@sos-team.com.

i

I. SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

Questions and Answers about the Stock Option Exchange Program

Sprint is offering certain employees a limited opportunity to elect to exchange certain employee stock options for New Options covering a lesser number of Sprint common shares. We refer to this offer as the “Offer” and it is described in and subject to the terms and conditions set forth in this document and other documents we may refer you to, all of which together we refer to as the “Offer to Exchange.” The following questions and answers seek to address some of the questions that you may have about the Offer.

We urge you to read carefully the entire Offer to Exchange for additional details not addressed in this summary. Some of the responses in this summary include cross-references to sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary. References to “Sprint,” the “Company,” “we,” “our” and “us” mean Sprint Nextel Corporation.

Overview of the Offer

Q1. What is the Offer?

We are offering “Eligible Employees” (as defined in Question 3 and who are also referred to in this document as “you” or “your”) the opportunity to elect prior to the expiration of the Offer to exchange some or all of their “Eligible Options” (as defined in Question 2) for newly granted Sprint stock options covering a lesser number of Sprint common shares, which we refer to as “New Options.” The Offer is not a one-for-one exchange. Instead, the number of shares subject to a New Option granted in exchange for each Eligible Option surrendered pursuant to the Offer will be determined by the application of pre-scheduled exchange ratios set forth in the Offer to Exchange.

The Offer expires at 11:00 p.m. Central time, on Wednesday, June 16, 2010, unless we extend the Offer to a later date and time that we announce (see Question 14 and Question 25). Elections to tender Eligible Options in the Offer must be received prior to the expiration of the Offer (see Question 14). Any Eligible Employee who elects to participate in the Offer may do so by completing an online election form at https://sprint.equitybenefits.com and submitting it so that it is received by us prior to the expiration of the Offer. Upon commencement of the Offer, you were sent an email or sent paper materials with information describing how to log in to https://sprint.equitybenefits.com. If you received an email announcement of the Offer, you are required to submit your election online if you elect to participate in the Offer. Other Eligible Employees who were sent paper materials relating to the Offer also may elect to participate by completing and returning a paper election form to the Company by overnight delivery, mail, fax or email, according to the instructions contained in the materials, provided that the completed form is received by the Company before the expiration of the Offer.

Participation in the Offer is voluntary, and there are no penalties for electing not to participate. The Offer is subject to a number of conditions. At the Annual Meeting of Shareholders held on May 11, 2010, our shareholders approved an amendment to the Plan authorizing the Offer. Subject to the satisfaction or waiver of other conditions (see Question 7), we expect to accept all properly tendered Eligible Options, cancel those properly tendered Eligible Options and promptly after the expiration of the Offer grant the New Options in exchange for the cancelled Eligible Options.

Q2. Which employee stock options are eligible to be exchanged in the Offer?

The stock options that are eligible to be exchanged (which we refer to as “Eligible Options”) are non-qualified stock options of Sprint common shares, whether vested or unvested, that:

•	were granted before May 17, 2009 (that is, more than one year prior to the start date of the Offer), including options granted under any Sprint equity compensation plan and options that we assumed in any merger;

•	have an exercise price that is, as of the start date of the Offer, equal to or greater than $6.55 per share, which is greater than the higher of (1) the highest price at which our common shares have traded during the 52-week period preceding the start date of the Offer, and (2) 150% of the price of our common shares preceding the start date of the Offer; and

•	are outstanding (that is, are not previously exercised, expired, terminated or forfeited) and held by an Eligible Employee (as defined below) as of the start date of the Offer and as of the time the Offer expires.

To give you information to make an informed decision, we are providing you a list of your Eligible Options, which includes the grant dates, the exercise prices and the number of shares subject to your Eligible Options. This information will be available to you once you log in to your password-protected personalized information page on the Sprint Stock Option Exchange Program Website at https://sprint.equitybenefits.com and is also included on the election form in the paper materials that we delivered to certain Eligible Employees. For more information, see Section III.1.

Q3. Who is eligible to participate in the Offer?

Each employee of Sprint and our wholly-owned U.S. subsidiaries as of the date we commence the Offer is an Eligible Employee who may participate in the Offer if he or she:

•	continues to be so employed through the expiration of the Offer and the grant date of the New Options;

•	holds Eligible Options; and

•	is not a current or former member of our Board of Directors and is not one of the executive officers named in the compensation tables included in the last proxy statement that we filed with the SEC.

If you are on a leave of absence, you are an Eligible Employee, but before deciding to exchange Eligible Options in the Offer please carefully note that the grant will be conditioned upon continued employment through the grant date of the New Options. Please note that employees of Clearwire Corporation, which is not one of our wholly-owned subsidiaries, are not eligible to participate in the Offer nor are former Sprint employees, including those transferred to certain of our vendors. For more information, see Section III.1.

Q4. Why should I consider participating in the Offer?

You should read and carefully consider all of the information in the Offer to Exchange, including the risk factors discussed herein.

Eligible Options that are either vested or unvested represent a current or potential future right to purchase our common shares at a specified price. Due to market fluctuations over time, the market price of our common shares can be greater than, equal to or less than the exercise price of an Eligible Option. When the market price of Sprint common shares is greater than the exercise price of an option (also known as an option being “in-the-money”), exercising the option would result in an economic benefit because you are able to buy the shares at less than the then-prevailing market price of the shares, which you may then choose to sell for the higher market price. When the market price of Sprint common shares is less than the exercise price of the option (also known as the option being “out-of-the-money” or “underwater”), exercising the stock option and selling the purchased shares would result in an economic loss.

If you properly tender an Eligible Option in the Offer, and we accept it pursuant to the Offer, then promptly after the expiration of the Offer that Eligible Option will be cancelled and, provided that you remain an employee of Sprint or one of our wholly-owned U.S. subsidiaries, you will be granted in exchange a New Option that is unvested and that, if it becomes vested, will be exercisable for a lesser number of shares than the Eligible Option you tendered in exchange, and with an exercise price equal to the closing price of our common shares as reported by the New York Stock Exchange on the grant date. This grant of New Options may or may not be more valuable to you than continuing to hold your Eligible Options into the future. The future value of the Eligible Options depends on a number of factors that are not possible to predict, including the market performance of our common shares, the timing of such performance and your continued employment through relevant vesting dates and exercise periods. For more information, see Section II.

Q5. How many shares will be subject to New Options that the Company is offering in exchange for my Eligible Options?

The Offer is not a one-for-one exchange. Eligible Employees surrendering outstanding Eligible Options will receive New Options that are unvested and that, once vested, will be exercisable for a lesser number of common shares with an exercise price equal to the closing price of our common shares as reported by the New York Stock Exchange on the grant date of the New Option. New Options will be granted under the Sprint Nextel Corporation 2007 Omnibus Incentive Plan, as amended and restated (the “Plan”). The ratio of the number of shares underlying an Eligible Option for each share underlying a New Option is referred to as an “exchange ratio.” Each grant of Eligible Options has been assigned a fixed and pre-established exchange ratio that is set forth in this document. (See Question 6.)

The exchange ratio applicable to each of your Eligible Options and the number of shares subject to each New Option that may be granted in exchange for each of your Eligible Options is set forth on your personalized election page on the Sprint Stock Option Exchange Program Website and, if you received paper materials, on your paper election form.

Q6. What are the exchange ratios, and how were they set?

The exchange ratios are used to determine how many Eligible Options an Eligible Employee must surrender in order to receive a New Option. Using an exchange ratio is intended to result in the issuance of New Options that have, in the aggregate, an estimated fair value approximately equal to the estimated fair value of the surrendered Eligible Options they replace.

The Offer is based on two “tiers” in which Eligible Options at one similar set of exercise prices would be exchanged for New Options covering a lesser number of shares than the subject Eligible Options, and Eligible Options at another similar set of exercise prices would be exchanged for New Options covering another lesser number of shares than those subject Eligible Options, each exchange being based on the exchange ratio for the applicable tier. The exchange ratio for the higher-priced tier would be higher than the exchange ratio for the lower-priced tier. Setting the exchange ratios in this manner is intended to result in the offer of New Options that have an estimated fair value approximately equal, in the aggregate, to the fair value of the Eligible Options they replace.

The exchange ratios are as follows:

The Exchange Ratio would be
For Exercise Price of an	(Number of Eligible Options to
Eligible Option Equal to:	Number of New Options):

$6.55 to $13.17	2:1
$13.18 and above	4.5:1

The exchange ratios were determined by the Compensation Committee shortly before the beginning of the Offer based on the estimated fair value of the Eligible Options using the Black-Scholes option valuation model consistent with our past methodologies and based on reasonable assumptions about factors such as the volatility of our stock, and, specifically, the exercise price of the New Option, the holding period and expected term of an option. (For more information on how we valued New Options and Eligible Options for purposes of determining each exchange ratio, see Section III.2.)

Depending on the assumptions used to value your Eligible Options and New Options, it is possible a Black-Scholes valuation of your New Options may be more or less than a Black-Scholes valuation of your Eligible Options. This also is possible under the exchange ratios set forth above. The exchange ratios were established as of May 14, 2010, prior to the commencement of the Offer. The actual Black-Scholes value of the Eligible Options and the New Options cannot be known until after the expiration of the Offer. Accordingly, it is important for you to evaluate this offer based on your assessment of the Company’s future stock price, the specific Eligible Options you currently hold and other applicable risk factors.

Q7. Are there any conditions to the Offer?

The Offer also is subject to a number of additional conditions with regard to events that could occur prior to the expiration of the Offer and which are more fully described in Section III.9. The Offer is not conditioned upon a minimum number of Eligible Options being surrendered for exchange or a minimum number of Eligible Employees participating. If any of the events described in Section III.9 occur, we may elect to terminate, extend or amend the Offer at any time prior to the expiration of the Offer.

Q8. Why is the Company implementing the stock option exchange?

Our equity compensation programs are offered to many of our employees in order to emphasize pay-for-performance in long-term incentives and to more closely align our employees’ interests with our shareholders’ interests. We believe that it is critical to our success to retain and motivate key employees throughout our operations and to reinforce the alignment of our employees’ interests with those of our shareholders. However, many of our employee stock options are significantly “out of the money” or “underwater” because our stock price has declined since we granted the Eligible Options. (For more information about “in the money” and “out of the money” options, see Question 4.)

We believe these underwater options do not effectively serve the long-term incentive, motivation and retention objectives that they were intended to provide. The Offer is an important component in our strategy to more closely align employee and shareholder interests through our equity compensation programs by providing employees who elect to participate potential renewed incentives that may over time have greater value than their Eligible Options offer. Tendering your Eligible Options in the Offer will provide you with a means of exchanging significantly underwater Eligible Options for New Options with an exercise price that is equal to the market price of our common shares on the date they are granted, which will be promptly after the expiration of the Offer. The Offer also is intended to enable us to enhance long-term shareholder value by providing greater assurance that we will be able to retain experienced and productive Eligible Employees, by increasing the motivation of our Eligible Employees generally, and by more closely aligning Eligible Employees and shareholder interests. For more information, see Section III.3.

Q9. What are the terms of the New Options?

Each New Option will be granted under and subject to the terms and conditions of the Plan and will generally have the same terms and conditions that we currently apply to awards granted under the Plan, which may differ from your Eligible Options. Your election to tender Eligible Options in exchange for New Options constitutes your agreement to and acceptance of the terms and conditions of the New Options upon grant. The form of the award agreement setting forth the terms and conditions that will be applicable to the New Options is available on the Sprint Stock Option Exchange Program Website and is included in the paper materials sent to certain Eligible Employees.

In addition to any differences between the standard terms and conditions applicable to any Eligible Option and the standard terms and conditions applicable to a New Option, the New Options will have the following terms, which are different than those of the Eligible Options:

•	Each New Option will have an exercise price equal to the closing price of our common shares on the date the New Options are granted, which will occur promptly after the expiration of the Offer;

•	Each New Option will be, subject to vesting and exercise periods, exercisable for a lesser number of shares than were subject to the Eligible Option for which it is exchanged;

•	Each New Option will not be vested and will not be exercisable on the date it is granted and will have a two-year vesting period with 50% vesting at the end of each of the first two years from the New Option date of grant, even if all or a portion of the Eligible Options are already vested; and

•	The term of each New Option will be seven years from the grant date, subject to earlier expiration upon termination of employment under certain circumstances.

Some examples of the standard terms and conditions of the Plan and New Options that differ from the standard terms and conditions of the Eligible Options as a result of differences in the terms of the equity incentive plans under which they were granted are:

•	Under the MISOP (as defined in Section III.1), Eligible Options do not expire early in the case of involuntary not for cause termination of employment and under the Nextel Plan (as defined in Section III.1), Eligible Options expire 30 days after involuntary termination not for cause or resignation; the New Options will expire 90 days after an involuntary termination not for cause or resignation;

•	Under the Nextel Plan, the Eligible Options remain exercisable one year after normal retirement, unless the options expire earlier by their terms; the New Options, if vested, remain exercisable for five years after early or normal retirement unless the options expire earlier by their terms; and

•	Under the 1997 Program (as defined in Section III.1), most Eligible Options automatically vest upon a change in control; accelerated vesting of the New Options in connection with a change in control will occur only if you are involuntarily terminated without cause within 18 months following the change in control.

Please consult your Eligible Options award agreements, the equity incentive plans under which they were granted and other governing documents for details about the terms and conditions of your Eligible Options for further information in order to compare them to the terms and conditions of the New Options as set forth in the form of award agreement available on the Sprint Stock Option Exchange Program Website. For more information, see Section III.2.

Q10. When will the New Options vest?

Our employee stock options cannot be exercised until they vest and vesting is in part based on the employee’s continued employment with us or one of our subsidiaries. None of the New Options will be vested on the date of grant. New Options will be subject to a two-year vesting period with 50% vesting at the end of each of the first two years from the New Option date of grant, even if all or a portion of the Eligible Options are already vested.

You should also keep in mind that if you exchange Eligible Options for New Options and you cease to be employed by Sprint or one of our subsidiaries before the shares subject to the New Options vest, you will forfeit any unvested portion of your New Options, except as described below, even if the Eligible Options that you surrendered in exchange for the New Options were vested at the time the Eligible Options were surrendered.

Q11. What will be the exercise price per share of the New Options?

The New Options will be granted promptly following expiration of the Offer, which will extend for at least 20 business days from the date it commenced. All New Options granted pursuant to the Offer will have an exercise price equal to the closing price of our common shares as reported by the New York Stock Exchange on the grant date for the New Options, which will be the price of the last trade as of the closing of the New York Stock Exchange on the grant date, as reported by the New York Stock Exchange.

We cannot predict the exercise price per share of the New Options.

Q12. What happens to my New Options if I terminate employment with Sprint?

Under the terms of the Plan, you must be an employee of Sprint or one of our wholly-owned U.S. subsidiaries on the grant date of the New Options in order to be eligible to receive such New Options. The grant date will occur promptly after expiration of the Offer. The form of the award agreement for New Options, setting forth the terms and conditions that will be applicable to the New Options, is included as an exhibit to the Schedule TO that we have filed with the SEC and is available to Eligible Employees through the

Sprint Stock Option Exchange Program Website and in paper materials delivered to certain Eligible Employees. Generally, if an Eligible Employee ceases to be employed by us for reasons other than death, disability, or normal retirement, any New Option held by such employee will not continue to vest and any unvested portion of the New Option will be cancelled as of the Eligible Employee’s date of termination. If you are involuntarily terminated by us without cause within 18 months following a change in control, your New Options will vest on your date of termination. If you are terminated by us without cause (not within 18 months of a change in control) and you receive severance from us payable over time (i.e., not in a lump sum), you will continue to vest in the New Options during your severance pay period and any unvested portion of the New Option on the last day of your severance pay period will be cancelled as of such date. Any vested, unexercised portion of the New Option will generally be exercisable for 90 days after termination for any reason other than death, disability or retirement. For more information, see Section III.2.

Nothing in the Offer should be construed to confer upon you the right to remain an employee of Sprint or one of our subsidiaries. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain an employee of Sprint or one of our or its subsidiaries until the grant date for the New Options or thereafter.

Effects of Participating in the Offer

Q13. What does it mean to “tender” my options?

When we refer to you tendering your options, we mean that you have agreed to surrender (or give up) your Eligible Options in exchange for New Options on the terms and subject to the conditions set forth in the Offer to Exchange. At the conclusion of the Offer, subject to the satisfaction of the conditions in the Offer, we intend to accept for exchange all Eligible Options that have been properly tendered.

Q14. How do I participate in the Offer?

The Offer is scheduled to expire at 11:00 p.m. Central time, on Wednesday, June 16, 2010. Unless we extend the Offer for all Eligible Employees, no exceptions will be made to this deadline. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Offer at any time. If we extend the Offer, we will publicly announce the extension and the new expiration date no later than 8:00 a.m., Central Time, on the next business day after the last previously scheduled or announced expiration date.

If you want to exchange any of your Eligible Options, you must submit your election so that it is received before this Offer expires. You may submit your election in the following ways:

By Internet.  Any Eligible Employee may submit an election to exchange Eligible Options online at the Sprint Stock Option Exchange Program Website, which is available at https://sprint.equitybenefits.com. If you received an email announcement of the Offer, you are required to submit your election online if you elect to participate in the Offer. If you were sent paper materials relating to the Offer, you have the option of making your election either online or by returning your paper election form to the Company, as described below. Your email announcement or paper materials, as applicable, contain instructions for logging into the website. Your online election must be submitted and received by us before the expiration of the Offer scheduled at 11:00 p.m., Central Time, on June 16, 2010.

By Overnight Delivery, Mail, Fax or Email.  Certain Eligible Employees will be sent paper materials relating to the Offer. These Eligible Employees may submit an election to exchange Eligible Options either online at the Sprint Stock Option Exchange Program Website, which is available at https://sprint.equitybenefits.com, or by completing and returning a paper election form to the Company by overnight delivery, mail, fax or email, according to the instructions contained in the materials. If you choose to submit your election online, it must be submitted and received by us before the expiration of the Offer scheduled at 11:00 p.m., Central Time, on June 16, 2010. If you choose to submit a paper election form, the Company must receive it by overnight delivery, mail, fax or email before the expiration of the Offer scheduled at 11:00 p.m., Central Time, on June 16, 2010.

To submit a paper election form via mail, you must send the election form using regular mail or overnight delivery to the following address:

Sprint Nextel Corporation
Attn: Stock Option Exchange Program
MAILSTOP: KSOPHL 0312-3A200
6500 Sprint Parkway
Overland Park, Kansas 66251

To submit a paper election form via fax, you must send the properly completed and signed and dated election form to the following fax number: 1-913-523-2709. To submit a paper election form via email, you must scan the properly completed and signed and dated election form into a pdf or similar file and email it to the following email address: StockOptionExchangeProgram@Sprint.com.

The proper submission or delivery of all materials, including elections, changes of elections and withdrawals, is your responsibility. Only responses that are complete and actually received by the deadline will be accepted. If your election is not received by the Offer expiration date, you will be deemed to have rejected the Offer.

You do not need to return your stock option agreements relating to any tendered Eligible Options; they automatically will be cancelled if we accept the Eligible Options that you tender for exchange.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to the satisfaction of the conditions of the Offer, we expect to accept all properly tendered Eligible Options upon expiration of the Offer. For more information, see Section III.4.

Q15. If I elect to tender Eligible Options in the Offer, can I change or withdraw my election?

Yes. At any time before the expiration of the Offer you may change or withdraw your election. If we extend the Offer beyond 11:00 p.m. Central Time, on June 16, 2010, you may change or withdraw your tender of Eligible Options at any time until the expiration of the extended deadline. You may change your mind as many times as you wish, but you will be bound by the latest dated and properly submitted election we receive before the Offer expires. In addition, you may withdraw your tendered Eligible Options if we have not accepted your tendered Eligible Options for exchange within 40 business days after the commencement of the Offer.

You may change or withdraw your elections by returning to the Sprint Stock Option Exchange Program Website at https://sprint.equitybenefits.com and submitting new elections. If you received paper materials you may also change or withdraw your elections by submitting a new paper election form. Your election to change or withdraw a previous election must be received before the Offer expires. Your latest dated election that is properly completed and received before the expiration of the Offer will control. For more information, see Section III.5.

Q16. Am I required to participate in the Offer?

No. Participation in the Offer is voluntary. If you choose not to participate, you will keep all your Eligible Options subject to their current terms and will not receive any New Options under the Offer. No changes will be made to the terms of your Eligible Options. For more information, see Section III.4.

Q17. If I participate in the Offer, do I need to tender all of my Eligible Options?

If you elect to participate in the Offer, you may elect to tender any or all of your Eligible Options on a grant-by-grant basis, i.e., you may choose to tender Eligible Options from one grant but not those from another grant. You may not elect to tender only a portion of an Eligible Option grant. For more information, see Section III.4.

Q18. Will my decision to participate or not to participate in the Offer have any impact on my ability to receive options in the future?

No. Your decision to participate or not to participate in the Offer will not have any effect on whether or not you are eligible to receive future option grants or other equity awards. For more information, see Section III.1.

Q19. How can I find out what Eligible Options I hold?

Once you log in to the Sprint Stock Option Exchange Program Website, located at https://sprint.equitybenefits.com, by following the instructions that were either emailed or sent to you, you will be able to view your options that qualify as Eligible Options (assuming they continue to be outstanding as of the expiration of the Offer). To give you information to make an informed decision, we are providing you a list of your Eligible Options, which includes the grant dates, the exercise prices and the number of shares subject to your Eligible Options. This information is also included on the election form in the paper materials that we delivered to certain Eligible Employees. The information provided regarding your Eligible Options is as of May 14, 2010 and will not be updated to reflect any changes subsequent to such date, including any changes in the eligibility of the options that you hold if your employment were to terminate. For more information, see Section III.1.

Q20. What if I think I have Eligible Options but did not receive the Offer materials?

You may check your UBS OneSource online account at https://onesource.ubs.com/s or call UBS at (877)785-6985 to determine whether you have any options that meet the criteria for Eligible Options described in Question 2.

Q21. May I tender Eligible Options that have been transferred to another person or a trust?

Only options that are held by an Eligible Employee qualify as Eligible Options. If your Eligible Options have been transferred to a trust, and you have full authority to tender the transferred Eligible Options (for example, as a trustee or custodian), we will consider these options held by you, and thus you may elect to tender these transferred Eligible Options. If you elect to tender any transferred Eligible Options, you will be representing to us that you have full authority to tender these transferred Eligible Options. If you do not have full authority to tender transferred options, then you may not tender those options.

Q22. What if my employment with the Company terminates before the expiration of the Offer?

To be an Eligible Employee, you must be employed by Sprint or one of our wholly-owned U.S. subsidiaries through the expiration of the Offer. If you cease to be employed by us for any reason before the Offer expires, then you will no longer be eligible to participate in the Offer, and we will not accept your Eligible Options for exchange, regardless of whether you tendered Eligible Options before your termination of employment. Please note that if your employment with the Company or one of its wholly-owned U.S. subsidiaries terminates before the Offer expires, the existing terms of your options and the equity incentive plans under which they were granted will govern the impact of your employment termination on your Eligible Options. If an employee stock option that you hold (either vested or unvested) expires, terminates or is forfeited before the expiration of the Offer, whether because of termination of your employment or otherwise, that stock option will not be an “Eligible Option.” Only stock options that have not expired, terminated or been forfeited, that remain outstanding as of the expiration of the Offer and that are held by an employee of Sprint or its wholly-owned U.S. subsidiaries will be “Eligible Options.”

Tenders of options that do not qualify as “Eligible Options” will not be accepted. For example, if your employment terminates during the Offer period, and your options terminate (whether or not they have been tendered), the Company will not accept any tenders of such terminated unvested options. The Company will determine in its sole discretion whether options are Eligible Options for purposes of the Offer. (For more information, see Section III.1.) The information on the Sprint Stock Option Exchange Program Website, located at https://sprint.equitybenefits.com, will not be updated to reflect events after May 14, 2010, including employment terminations. Accordingly, you may be able to submit an election via the Sprint Stock Option

Exchange Program website or in paper form, but that ability does not make options that do not otherwise qualify “Eligible Options” that could be tendered in the Offer.

In addition, under the terms of the Plan, you must be an employee of Sprint or one of our wholly-owned U.S. subsidiaries on the grant date of the New Options, which will occur promptly after the expiration date.

Q23. If I choose to participate, what will happen to my options that I tender?

If you are an Eligible Employee and validly tender Eligible Options that you do not withdraw from the Offer before the expiration of the Offer, those options will be cancelled if and when we accept them in exchange for New Options, and you will no longer have any rights with respect to those cancelled options. For more information, see Sections III.6 and III.12.

Q24. What happens to Eligible Options that I do not tender?

Eligible Options that are not exchanged for New Options because you choose not to or do not validly tender them or withdraw a previous election before the Offer expires will (1) remain outstanding until they are exercised or they expire by their original terms, and (2) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant, including exercise price and vesting schedule. For more information, see Section III.4.

Q25. When does the Offer expire? How will I know if the Offer is extended?

The Offer begins at 12:01 a.m., Central Time, on May 17, 2010 and is scheduled to expire at 11:00 p.m., Central Time, on June 16, 2010 (or, if we extend the Offer period, a later date that we will specify). We currently have no plans to extend the Offer beyond 11:00 p.m., Central Time, on June 16, 2010. However, if we do extend the Offer, we will announce the extension by making a public announcement no later than 8:00 a.m., Central Time, on the next business day following the previously scheduled expiration date. For more information, see Sections III.1 and III.7.

Q26. If I participate in the Offer and my tendered options are accepted, when will I receive my New Options?

We expect to cancel all properly tendered Eligible Options on the same day that the Offer expires. The New Options will be granted promptly following the expiration of the Offer, likely no later than the first trading day immediately following the date on which the Offer expires. For example, the scheduled expiration date of the Offer is June 16, 2010, and we expect to accept and cancel all properly tendered Eligible Options as of 11:01 p.m. Central Time, on June 16, 2010 and to grant New Options promptly thereafter. If the expiration date is extended, then the cancellation date and the New Option grant date would be similarly extended. The number of shares subject to each New Option is not affected by the grant date because the exchange ratios are fixed and pre-established. Information regarding your New Options will be posted to your UBS OneSource online account as soon as administratively practicable after they are granted. For more information, see Section III.6.

Q27. If the Offer is extended, how does the extension affect when I will receive my New Options?

If we extend the Offer, you will receive any New Options promptly after the expiration of any extension. For more information, see Section III.7.

Other Aspects of the Offer

Q28. Why can’t you just grant Eligible Employees more options?

We designed the Offer to avoid the potential dilution in ownership to our shareholders that would result if we granted employees additional options to supplement their underwater options. Granting more options would increase our “overhang” of outstanding stock options, which would not be viewed favorably by our shareholders who were required to approve the Offer. “Overhang” is a term referring to the total number of our outstanding stock option awards not exercised, plus equity awards available to be granted, divided by total common shares outstanding at the end of the year. In addition, issuing New Options without cancelling any previously granted options would increase our non-cash operating expenses because we would need to expense both the New Options and any remaining unrecognized compensation expense related to the Eligible Options, which would decrease our results of operations and which could negatively impact our stock price. Because we believe that the Offer to Exchange must balance the interests of our shareholders and our employees, we designed it in a manner intended to minimize the incremental accounting expense for the New Options. For more information, see Sections III.3 and III.12.

Q29. Will I owe taxes if I exchange my Eligible Options in the Offer?

We believe the exchange of Eligible Options should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options; however, we advise all Eligible Employees who may consider exchanging their Eligible Options to consult with their own tax advisors with respect to the federal, state and local tax consequences of participating in the Offer. Eligible Employees should read the information regarding the tax implications of the Offer that we have filed with the SEC and that are available to Eligible Employees through the Sprint Stock Option Exchange Program Website and in paper materials delivered to Eligible Employees. For more information, see Section III.8.

Q30. Does participating in the Offer involve any risks? Are there risks in deciding not to participate?

Yes. Participating in the Offer involves a number of risks, including the risk that the price of our common shares may increase to such an extent in the future that Eligible Options tendered and cancelled in the Offer might have been worth more than New Options granted in exchange for them, and the risk that you may not satisfy the vesting condition of the New Options that are exchanged for Eligible Options that are or would have become vested.

No assurances or predictions can be made about the future price of our common shares. In evaluating the Offer, you should keep in mind that the future performance of our common shares and the value of your options will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and our stock and companies in the telecommunications sector, and the performance of our business, and you should also keep in mind the possibility that your options may remain underwater, may not become exercisable and/or may terminate if your employment terminates. Accordingly, there are also risks associated with keeping your Eligible Options and deciding not to participate in the Offer.

For more information about these risks as well as risks relating to the Company’s business in general, see Section II and the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form l0-Q, as filed with the SEC, which are available at the SEC’s website at http://www.sec.gov. We also recommend that you read the discussion about our business contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q, as filed with the SEC. You also should review other developments relating to the Company and our business reported in Current Reports on Form 8-K, also filed with the SEC. Each of these filings is also available through the Company’s website at http://www.sprint.com/investors. For more information about the reports we file with the SEC, see Section III.18.

Q31. Is it likely that another offer similar to this one will be made in the future?

No. We do not anticipate offering Eligible Employees another opportunity to exchange out-of-the-money options for replacement options. The Company is making the Offer, in part, due to the current economic environment and other special circumstances surrounding the recent decline in the Company’s stock price to motivate and retain key employees and reinforce the alignment of employee and shareholder interests. Accordingly, while the Compensation Committee of the Board of Directors evaluates the Company’s compensation programs periodically, neither the Committee nor the Board has any current intention to make any similar offer in the future and both expect the Offer to be a one-time event. We can provide no assurance as to the possible price of our common shares at any time in the future.

Q32. What interests do the directors and executive officers of Sprint have in the Offer?

As described in the response to Question 3, current and former members of our Board of Directors and our named executive officers (those executive officers named in the Summary Compensation Table of our proxy statement as filed with the SEC on March 29, 2010) are not eligible to participate in the Offer and may not tender Eligible Options in the Offer. The number of common shares subject to Eligible Options held as of May 14, 2010 by our current executive officers who are eligible to participate in the Offer is set forth in Section III.11.

Q33. Can I access the website from home?

Yes, you can access the Sprint Stock Option Exchange Program Website from any computer with internet access at the following address: https://sprint.equitybenefits.com. Upon commencement of the Offer, you were sent an email or paper materials with information describing how to log in to this website.

Q34. What if I am on vacation or leave of absence during the Offer period? Can I still participate?

Yes, but your election to participate must be submitted and received before the Offer expires at 11:00 p.m., Central Time, on June 16, 2010 (or, if we extend the Offer, a later date that we will specify). It is your responsibility to make sure that your election is received by us by the expiration of the Offer.

Q35. What if I have additional questions?

You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and other offer documents to Stock & Option Solutions at (800) 864-7096 or via email at sprint@sos-team.com.

II. RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks and uncertainties. Conversely, there are risks associated with keeping your Eligible Options and deciding not to tender them in the Offer. We describe some of those risks below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, is incorporated by reference into this Offer. Copies of these filings may be obtained as described in Section III.18. You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in this document discussing the tax consequences, as well as the rest of the Offer to Exchange, for a more in-depth discussion of the risks that may apply to you before deciding whether to participate in the Offer.

Portions of this Offer (including information incorporated by reference) include “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “project,” “will,” “could,” “would,” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward- looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. The most significant of these risks, uncertainties and other factors are described in this document and in our SEC filings referenced in the immediately preceding paragraph. We caution you not to place undue reliance on the forward-looking statements contained in this document or in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The following discussion should be read in conjunction with the financial information in Section III.19, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K and 10-Q.

Risks That Are Specific to This Offer

If you exchange Eligible Options for New Options in the Offer and your employment with the Company terminates before the New Options fully vest, you will likely forfeit any unvested portion of your New Options and have a limited period to exercise any vested portion.

If you elect to participate in the Offer, none of the New Options you receive will be vested on the date of grant. New Options will be subject to a two-year vesting period with 50% vesting at the end of each of the first two years from the New Option date of grant, even if all or a portion of the Eligible Options are already vested. In addition, the term of each New Option will be seven years, subject to earlier expiration upon termination of employment under certain circumstances. Generally, if you cease to be employed by us or one of our subsidiaries, any New Options held by you will not continue to vest and any unvested portion of the New Options will be cancelled as of your date of termination. Accordingly, if you exchange Eligible Options for New Options in the Offer and your employment with us terminates for reasons other than death, disability, or normal retirement or in connection with a change-in-control before the New Options fully vest, you will forfeit any unvested portion of your New Options even if the Eligible Options surrendered in the Offer were vested at the time of the exchange. Also, even vested options may expire before their term in the event of your termination of employment.

Nothing in the Offer should be construed to confer upon you the right to remain an employee of Sprint or one of our subsidiaries. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until any vesting dates of any New Options granted.

If the trading price of our common shares increases in the future, the realized value of your New Options might be worth less than the realized value of Eligible Options that you surrendered under the Offer.

Because the Offer is not based on a one-for-one exchange ratio with respect to the Eligible Options, it is possible that in the future your Eligible Options could be economically more valuable than the New Options granted pursuant to the Offer. For example, if you exchange an Eligible Option exercisable for 1,000 shares with an exercise price of $8.00 per share and a remaining term of four years, you will receive a New Option exercisable for 500 shares. Assume, for illustrative purposes only, that the exercise price of your New Option is $4.00 per share and that in three years the trading price of our common shares has increased to $15.00 per share. Under this example, if you had retained and exercised your Eligible Option and then sold the subject shares at $15.00 per share, you would have realized a pre-tax gain of $7,000. If you exchanged your Eligible Option and exercised, and sold the shares subject to, your New Option, however, you would realize a pretax gain of only $5,500.

If the trading price of our common shares decreases after the date on which the New Options are granted, you will not be able to realize any gain from the exercise of your New Options.

The exercise price per share of all New Options will be equal to the closing price of our common shares as reported on the New York Stock Exchange on the grant date promptly after the expiration date of the Offer. If the trading price of our common shares decreases after the grant date, the exercise price of your New Options will be greater than the trading price of our common shares, and you will not be able to realize any gain from the exercise of your New Options. The trading price of our common shares has been volatile and there can be no assurance that the price of our common shares will increase after the grant date of the New Options.

If the Company is acquired by, merges with or acquires another company, the value of the New Options that you receive in the Offer may ultimately be less than the value of the Eligible Options that you surrendered in the Offer.

A transaction involving the Company, such as a merger or other acquisition, could have a substantial effect on our share price, including significantly increasing the price of our common shares. Depending on the structure and terms of this type of transaction, holders of Eligible Options who elect to participate in the Offer might receive less of a benefit from the appreciation in the price of our common shares resulting from the merger or acquisition. This could result in a greater financial benefit for those holders of Eligible Options who did not participate in this Offer and retained their Eligible Options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. Generally, if you cease to be employed by us, any New Options held by you will not continue to vest and any unvested portion of the New Options will be cancelled as of your date of termination, except for terminations for reasons of death, disability or normal retirement or involuntarily within 18 months after a change-in-control, in which case vesting of the New Options will be accelerated to your date of termination, and except for continued vesting during a period of post-employment separation pay. Accordingly, if you exchange Eligible Options for New Options in the Offer and your employment with us terminates before the New Options fully vest, you will forfeit any unvested portion of your New Options even if the Eligible Options surrendered in the Offer were vested at the time of the exchange. Finally, there is no certainty as to how options or other equity awards, and in particular unvested equity awards, will be treated in any such merger or acquisition. Thus, it is possible that the treatment of New Options in any such transaction may be less favorable than the treatment of Eligible Options.

The exchange ratios used in the Offer may not accurately reflect the value of your Eligible Options and/or the New Options at the time of their exchange.

The calculation of the exchange ratios for the Eligible Options in the Offer was based on a valuation method that we apply for accounting purposes and that relies on numerous assumptions. If a different method or different assumptions had been used, or if the exchange ratios had been calculated as of a different date, the exchange ratio for an Eligible Option may have varied from the applicable exchange ratio reflected in this Offer. The valuation method that we used for establishing the exchange ratios is designed to estimate a fair value of options as of the date the exchange ratios were calculated and is not a prediction of the future value that might be realized through Eligible Options or New Options.

The estimated fair value of the New Options that you receive in the Offer may be less than the estimated fair value of the Eligible Options that you surrendered in the Offer.

We have designed the Offer with the intention of granting New Options that do not result in significant additional compensation expense to the Company. The exchange ratios therefore have been determined in a manner intended to result in the grant of New Options with an estimated fair value in the aggregate that is not significantly greater than the estimated fair value in the aggregate of the Eligible Options they replace. Because of this aggregated approach to the implementation of exchange ratios, as of the grant date of the New Options, the estimated fair value of a New Option may be greater or less than the estimated fair value of the Eligible Option it replaces. Furthermore, because we do not grant options to purchase fractional shares, the number of shares underlying a New Option will be rounded down after application of the exchange ratios.

Risks Relating to Our Business Generally

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and also the information provided in the Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether to surrender your Eligible Options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our website at the investor page at http://www.sprint.com/investors. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you without charge to you. See Section III.18 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

III. THE OFFER

The following information provides important additional details regarding the Offer.

1.	General; Eligibility; Offer Expiration Time

Sprint is offering certain employees a limited opportunity to exchange certain employee stock options for New Options covering a lesser number of Sprint common shares.

Eligible Employees.  With the exception of the excluded individuals described below, all individuals who hold Eligible Options, who are employed by us or one of our wholly-owned U.S. subsidiaries on the date we commence the Offer, other than international employees, and who continue to be employed by us or one of our wholly-owned U.S. subsidiaries through the expiration of the Offer and the grant date of the New Options, will be eligible to participate in the Offer.

Employees on vacation or an approved leave of absence during the Offer period may participate in the Offer. All Eligible Employees, including those on vacation or on leave during the Offer period, are subject to the same deadline to tender Eligible Options pursuant to the Offer.

Only options that are held by an Eligible Employee qualify as Eligible Options. If your Eligible Options have been transferred to a trust, and you have full authority to tender the transferred Eligible Options (for example, as a trustee or custodian), we will consider these options held by you, and thus you may elect to tender these transferred Eligible Options. If you elect to tender any transferred Eligible Options, you will be representing to us that you have full authority to tender these transferred Eligible Options. If you do not have full authority to tender transferred options, then you may not tender those options.

Current and former members of our Board of Directors and our named executive officers (i.e., those executive officers named in the compensation tables included in the last proxy statement that we filed with the SEC) are not eligible to participate in the Offer. Executive officers who were not named in the compensation tables included in the last proxy statement that we filed with the SEC are eligible to participate in the Offer. We have excluded international employees from the Offer due to, among other things, tax, regulatory and other implications.

Eligible Options.  We are offering to exchange only Sprint stock options that are Eligible Options. Eligible Options are stock options exercisable for Sprint common shares that:

•	were granted before May 17, 2009 (that is, more than one year prior to the start date of the Offer), including options granted under any Sprint equity compensation plan and options that we assumed in any merger;

•	have an exercise price that is, as of the start date of the Offer, equal to or greater than $6.55 per share, which is at least the higher of (1) the highest price at which our common shares have traded during the 52 week period preceding the start date of the Offer, and (2) 150% of the price of our common shares preceding the start date of the Offer; and

•	are outstanding (that is, are not previously exercised, expired, terminated or forfeited) and held by an Eligible Employee (as defined above) as of the start date of the Offer and as of the time the Offer expires.

Eligible Options include vested and unvested options. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

The equity incentive plans under which Eligible Options have been granted include the following plans adopted by us, or various assumed by us in connection with corporate acquisitions (collectively, the “Plans”):

•	the Sprint Nextel Corporation 2007 Omnibus Incentive Plan, as amended and restated (the “Plan”);

•	the Sprint Corporation 1997 Long-Term Incentive Program (the “1997 Program”);

•	the Nextel Communications, Inc. Incentive Equity Plan (the “Nextel Plan”); and

•	the Sprint Corporation Management Incentive Stock Option Plan (the “MISOP”).

The Company will determine which stock option grants are Eligible Options for purposes of the Offer.

If an employee stock option that you hold (either vested or unvested) expires, terminates or is forfeited before the date the Offer expires, whether because of termination of your employment or otherwise, that stock option will not be an Eligible Option. Only stock options that remain outstanding as of the date the Offer expires, i.e., that have not expired, terminated or been forfeited, and that are held by an Eligible Employee will be Eligible Options.

To give you information to make an informed decision, we are providing you a list of your Eligible Options, which includes the grant dates, the exercise prices and the number of shares subject to your Eligible Options. This information will be available to you once you log in to your password-protected personalized election page on the Sprint Stock Option Exchange Program Website. You will need to follow the instructions that were emailed to you to access your personal information on the Sprint Stock Option Exchange Program Website. This information also is set forth on the election form in the paper materials that we delivered to certain Eligible Employees. Please note that if your employment with the Company terminates before the Offer expires, the existing terms of your option agreements and the Plans will govern the impact of employment termination on your options. The information regarding your Eligible Options provided on the Sprint Stock Option Exchange Program Website or set forth in the paper materials sent to certain Eligible Employees is as of May 14, 2010 and will not be updated to reflect any changes subsequent to such date, including any changes in the eligibility of the options that you hold if your employment were to terminate.

Tenders of options that do not qualify as Eligible Options will not be accepted. For example, if your employment terminates during the Offer period, your unvested options will terminate (whether or not they have been tendered) unless your agreements or option documents provide otherwise, and the Company will not accept any tenders of such terminated unvested options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Offer Expiration Time.  The Offer begins 12:01 a.m., Central Time, on May 17, 2010 and is scheduled to remain open until 11:00 p.m., Central Time, on June 16, 2010 (or if we extend the Offer period, a later date that we will specify). We currently have no plans to extend the Offer beyond June 16, 2010. However, if we do extend the Offer, we will announce the extension by making a public announcement no later than 8:00 a.m., Central Time, on the next business day following the previously scheduled expiration date. See Section III.7 for a description of our rights to extend, delay, terminate and amend the Offer.

Although we currently have no intention to do the following, we will publish a notice if we decide to:

•	increase or decrease the exchange ratios for Eligible Options;

•	change the number or type of options eligible to be tendered in the Offer; or

•	increase the number of options eligible for tender in the Offer by an amount that exceeds 2% of the number of common shares issuable upon exercise of the options eligible for tender in the Offer immediately before the increase.

If the Offer is scheduled to expire within ten business days after the date on which we notify you of such an increase, decrease or change, we will also extend the Offer for a period of at least ten business days after the date the notice is published.

Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by email and by making any appropriate filings with the SEC.

A “business day” means any day other than a Saturday, a Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m. (midnight) Eastern Time.

No Impact on Future Awards.  Your decision to participate or not to participate in the Offer will not have any effect on whether or not you are eligible to receive future option grants or other equity awards. Eligibility for future option grants and equity awards will remain subject to the discretion of the Company and will not depend on whether you participate in the Offer. In general, the Company has historically granted equity compensation to selected officers and employees and expects to continue to do so.

2.	Source and Amount of Consideration; Terms

Source of Consideration.  New Options issued in exchange for Eligible Options will be issued under the Plan. A copy of the Plan, as amended and restated, is being filed as Exhibit (d)(1) to the Schedule TO of which this Offer to Exchange is a part.

Amount of Consideration.  The Offer is not a one-for-one exchange. Eligible Employees surrendering an outstanding Eligible Option will receive a New Option that is unvested and that, once vested, will be exercisable for a lesser number of common shares than the Eligible Option surrendered in exchange for it. The number of shares underlying a surrendered Eligible Option for every one share underlying a corresponding New Option is referred to as the “exchange ratio.”

Each grant of Eligible Options has been assigned a fixed and pre-established exchange ratio that is as follows:

The Exchange Ratio would be
For Exercise Price of an	(Number of Shares Underlying Eligible Option to
Eligible Option Equal to:	Number of Shares Underlying New Option):

$6.55 to $13.17	2:1
$13.18 and above	4.5:1

The exchange ratio applicable to each of your Eligible Options and the number of shares underlying each New Option in exchange for each of your Eligible Options is set forth on the Sprint Stock Option Exchange Program Website and, if you received paper materials, on your paper election form.

Further Information Regarding the Exchange Ratios.  The exchange ratios have been determined in a manner intended to result in the grant of New Options with an aggregate estimated fair value (as determined under accounting rules) that does not significantly exceed the aggregate estimated fair value of the Eligible Options they would replace calculated as of the time that we set the exchange ratios. We established the exchange ratios using this method with the intention of not generating significant incremental compensation expense in connection with the grant of New Options. We based the exchange ratios on the estimated fair value of the Eligible Options and the estimated fair value of New Options, using the “Black Scholes option valuation model,” which takes into account many variables, such as the closing price of our common shares as quoted on the New York Stock Exchange, the option exercise price, the implied volatility of traded options on our common shares, risk-free interest rates and the expected term of an option. This is the model that is used for financial reporting purposes. For calculating the estimated fair value of the Eligible Options and New Options using the Black-Scholes option valuation model, we used assumptions consistent with those used in calculating Sprint’s equity compensation expense for all options granted to employees.

After calculating the values of the Eligible Options and the New Options under the Black-Scholes option valuation model using the factors discussed above, we grouped Eligible Options based on their exercise prices and expiration dates. We determined the exchange ratio for those groups of Eligible Options such that the estimated fair value of New Options Eligible Employees may receive approximates the estimated fair value of Eligible Options in the aggregate to be exchanged, calculated as of the date that we established the exchange ratios. However, as of the date the exchange ratios are established, any particular grant of Eligible Options may have an estimated fair value that is slightly lower or higher than the estimated fair value of the New Options for which it may be exchanged. Additionally, the relative estimated fair values of Eligible Options and New Options will vary between the time that we establish the exchange ratios and the expiration of the Offer.

Terms of New Option.  Each New Option will be granted under and be subject to the terms and conditions of the Plan, which are the same terms and conditions that we currently apply to awards granted under the Plan, except as described below. Your New Options may have different terms and conditions different than your Eligible Options. The following summary of the material terms and conditions of the New Options is subject to the terms of the Plan and does not purport to be complete. You should read carefully the Summary of the Plan set forth below and compare it to the terms and conditions of your Eligible Options set forth in the agreements and Plans under which they were granted.

Your election to tender Eligible Options in exchange for New Options constitutes your agreement to and acceptance of the terms and conditions of the New Options upon grant. The form of the award agreement setting forth the terms and conditions that will be applicable to the New Options are available on the Sprint Stock Option Exchange Program Website at: https://sprint.equitybenefits.com, and the applicable form is included in the paper materials sent to certain Eligible Employees. In addition to any differences between the standard terms and conditions applicable to any Eligible Option and the standard terms and conditions applicable to a New Option, the New Options will have the following terms which are different than those of the Eligible Options:

•	Each New Option will have an exercise price equal to the closing price of our common shares on the date the New Options are granted, which will occur promptly after the expiration of the Offer;

•	Each New Option will be, subject to vesting, exercisable for a lesser number of shares than were subject to the Eligible Option for which it is exchanged;

•	Each New Option will not be vested and will not be exercisable on the date it is granted and will have a two-year vesting period with 50% vesting at the end of each of the first two years from the New Option date of grant, even if all or a portion of the Eligible Options are already vested; and

•	The term of each New Option will be seven years from the grant date, subject to earlier expiration upon termination of employment under certain circumstances.

Further information regarding the terms applicable to New Options is set forth below.

New Terms and Conditions.  Some examples of the standard terms and conditions of the Plan and New Options that differ from the standard terms and conditions of the Eligible Options as a result of differences in the terms of the Plans are:

•	Under the MISOP, Eligible Options do not expire early in the case of involuntary not for cause termination of employment and under the Nextel Plan, Eligible Options, expire 30 days after involuntary termination not for cause or resignation; the New Options will expire 90 days after an involuntary termination not for cause or resignation;

•	Under the Nextel Plan, the Eligible Options remain exercisable one year after normal retirement, unless the options expire earlier by their term; the New Options, if vested, remain exercisable for five years after early or normal retirement unless the options expire earlier by their term; and

•	Under the 1997 Program, most Eligible Options automatically vested upon a change in control; accelerated vesting of the New Options in connection with a change in control will occur only if you are involuntarily terminated without cause within 18 months following the change in control.

If you are surrendering Eligible Options granted under the MISOP, the 1997 Program or the Nextel Plan, you should carefully read “Summary of the Plan” below and compare it to the terms and conditions of your Eligible Options set forth in the option agreements and equity incentive plans under which they were granted.

Exercise Price.  The Offer will extend for at least 20 business days after it is commenced. The New Options will be granted promptly following the conclusion of the Offer. All New Options will have an exercise price equal to the closing price of our common shares on the New York Stock Exchange on the grant date for the New Options, which will be the closing price reported on the New York Stock Exchange on the grant date. The terms of the Offer, including the date that the Offer concludes, are subject to governmental requirements which could result in concluding the Offer at a later date. Additionally, Sprint may otherwise decide to amend, postpone, or under certain circumstances, cancel the Offer once it has commenced. See Section III.9 for a description of conditions to the Offer. The closing price of our common shares on the New York Stock Exchange on May 14, 2010 was $4.36 per share.

Vesting.  Our employee stock options cannot be exercised until after they vest, with vesting based upon the employee’s continued employment with us or one of our subsidiaries. None of the New Options will be vested on the date of grant, and they will have a two-year vesting period with 50% vesting at the end of each of the first two years from the New Option date of grant conditioned upon your continued employment with Sprint or one of our subsidiaries, even if an Eligible Option surrendered in the Offer is fully or partially vested.

You should also keep in mind that if you exchange Eligible Options for New Options and you cease to be employed by Sprint or one of our subsidiaries before the shares subject to the New Options vest, you generally will forfeit any unvested portion of your New Options.

Term.  The term of each New Option will be seven years from the grant date of the New Option, subject to earlier expiration upon termination of employment under certain circumstances. Generally, if an Eligible Employee ceases to be employed by us for reasons other than death, disability, normal retirement or involuntary termination by us without cause within 18 months after a change-in-control, any New Option held by such employee will not continue to vest and any unvested portion of the New Option will be cancelled as of the Eligible Employee’s date of termination. Any vested, unexercised portion of the New Option will generally be exercisable for 90 days after termination for any reason other than death, disability or retirement. Nothing in the Offer should be construed to confer upon you the right to remain an employee of the Company or one of our subsidiaries. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain an employee of Sprint or one of its subsidiaries until the grant date for the New Options or thereafter.

Other Terms and Conditions.  The terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the New Option grant date and otherwise governed by the terms and conditions of the Plan. The form of award agreement setting forth the terms and conditions that will be applicable to the New Options is available on the Sprint Stock Option Exchange Program Website and is included in the paper materials sent to certain Eligible Employees. New Options will be characterized for U.S. federal income tax purposes as nonqualified stock options. The common shares issuable under the New Options are currently registered on a registration statement filed with the SEC.

Summary of the Plan.  The following is a summary of the material terms of the Plan and is qualified in its entirety by reference to the Plan, as amended and restated. A copy of the Plan may be found attached as Exhibit (d)(1) to the Schedule TO of which this Offer to Exchange is a part.

Administration and Term of the Plan.  The selection of employee participants in the Plan and the level of participation of each participant is determined by the Compensation Committee. To comply with applicable securities and tax laws and rules of the New York Stock Exchange, the Compensation Committee must be comprised of two or more individuals, each of whom must be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and an “independent director” within the meaning of the rules of the New York Stock Exchange. Currently, the Compensation Committee is comprised of four directors who satisfy each of these rules and requirements.

The Compensation Committee has the authority to, among other things, interpret the Plan, establish and revise rules and regulations relating to the Plan, and make any other determinations that it believes necessary or advisable for the administration of the Plan. The Compensation Committee may delegate any or all of its authority to administer the Plan as it deems appropriate, except that no delegation may be made in the case of awards intended to be qualified under Section 162(m) of the Internal Revenue Code.

No new awards may be granted under the Plan after May 8, 2017. The Plan may be terminated earlier by our board.

Eligibility.  From time to time, the Compensation Committee, or as to outside directors the full board, determines who will be granted awards, the number of shares or performance units subject to such grants, and the terms of awards. Under the Plan, awards may be granted to our employees, our outside directors and other individuals providing services to us, including but not limited to consultants, advisors, and independent contractors.

Stock Options and Stock Appreciation Rights.  The Compensation Committee determines the terms of each stock option grant at the time of the grant. Stock options granted under the Plan may be either non-qualified stock options or incentive stock options, or ISOs, qualifying under Section 422 of the Internal Revenue Code. The exercise price of any stock option granted may not be less than the market value of our shares (i.e., the closing price on the New York Stock Exchange) on the date the option is granted. The exercise price is payable in cash, by delivery of common shares, or other methods approved by the Compensation Committee. No stock option will authorize the payment of dividend equivalents or be exercisable for a period of more than ten years from the date of grant.

Stock Appreciation Rights (“SARs”) may be granted in tandem with stock options or may be freestanding. The Compensation Committee determines the terms of each SAR at the time of the grant. No freestanding SAR may be granted at less than the market value of our shares on the date that the SAR is granted nor have a term of longer than ten years. Distributions to a holder of a SAR may be made in common shares, in cash or in a combination of both. No SAR will authorize the payment of dividend equivalents.

Subject to adjustment as described under “Adjustment” below, the Plan does not permit “repricing” of stock options or SARs without the approval of our shareholders.

Restricted Stock.  Restricted stock may not be disposed of by the participant until certain restrictions established by the Compensation Committee lapse. Restricted stock may be issued for such consideration as the Compensation Committee determines, including no consideration other than the rendering of services. The holder of restricted stock has all of the rights of a shareholder, including the right to vote shares and the right to receive cash dividends.

Restricted Stock Units.  A Restricted Stock Unit, or “RSU” represents the right for the participant to receive one common share from us at a particular date in the future. Unlike the holder of restricted stock, the holder of an RSU has none of the rights of a holder of any common shares underlying the RSU until the shares are delivered, but the Compensation Committee may authorize the payment of dividend equivalents on RSUs.

Performance Shares and Performance Units.  A performance share is the equivalent of one common share, and a performance unit is the equivalent of $1.00. Performance shares and performance units may be paid in cash, common shares, restricted stock, RSUs, or any combination thereof. Performance shares and performance units will be subject to terms and conditions that the Compensation Committee deems advisable or appropriate, consistent with the provisions of the Plan. The management objectives and performance levels to be achieved for each performance period and the amount of the award to be distributed will be determined by the Compensation Committee.

Other Awards.  The Plan also permits grants of awards valued in whole or in part by reference to, or otherwise based on, (1) common shares or factors that may influence the value of such shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into common shares, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of common shares or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of, ours; (2) cash; or (3) any combination of the foregoing. The Compensation Committee determines the terms and conditions of such awards, which may include the achievement of management objectives.

Payment of Outside Directors’ Fees in Common Shares.  The Plan provides that, in lieu of cash payments, outside directors may elect to receive all or part of their annual retainer and their meeting and committee meeting fees in common shares. The price at which outside directors may acquire shares of stock is the market value of our shares on the last trading day of the quarter in which the fees are earned.

In addition, outside directors may elect annually to defer receipt of such common shares. Shares deferred under this election are transferred by us to a trust, which holds the shares until the outside director’s termination of board service. The outside directors also may elect annually to receive payment out of the trust in a lump sum or installments and in common shares or cash. During the period the shares are held in trust, the outside director has voting rights with respect to the shares and the trustee reinvests the dividends on the shares in additional common shares. The trust is subject to the claims of creditors of the Company.

Adjustment. In the event of any change in the number or kind of outstanding common shares by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or common shares, an appropriate adjustment will be made consistent with applicable provisions of the Internal Revenue Code and applicable Treasury Department rulings and regulations:

•	In the number and kind of shares for which awards may be granted, both in the aggregate and the individual limitations each calendar year;

•	In the number and kind of shares subject to outstanding awards;

•	In the exercise price of a stock option or base price of a SAR; and

•	Other adjustments as the board deems appropriate.

Change in Control.  Unless otherwise provided in an award agreement, if there is a change in control of us (as defined in the Plan) and the resulting entity assumes, converts or replaces the outstanding awards under the Plan, the awards will become fully vested only upon the participant’s involuntary termination of employment without cause, or resignation with good reason for certain executives, in connection with the change in control. On the other hand, if the resulting entity does not assume, convert or replace awards outstanding under the Plan, the awards will become fully vested and no longer be subject to any restrictions, and any management objectives will be deemed to have been satisfied at target.

If the acceleration of vesting of outstanding awards, together with all other payments or benefits contingent on the change in control within the meaning of Section 280G of the Internal Revenue Code, results in any portion of the payment or benefits not being deductible by us as a result of the application of Section 280G, the benefits will be reduced until the entire amount of the benefits is deductible, unless a participant’s employment agreement or other arrangement with us provides otherwise.

Transferability.  Awards made under the Plan are generally not transferable by our employees except by will or the laws of descent and distribution. Our board or the Compensation Committee may permit transfers of awards to any one or more family members.

Tax Aspects of the Plan.  Under present law, the following are the federal income tax consequences generally arising with respect to awards to be granted under the Plan.

Tax Consequences to Participants.  The grant of an option or SAR creates no tax consequences for a participant at the time of grant. Generally, upon exercising an option (other than an ISO) or a SAR, the participant must recognize ordinary income equal to the difference between the exercise price (or base price in the case of a SAR) and the market value of the stock on the date of the exercise. The treatment of a disposition of shares acquired through the exercise of an option or SAR depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising a SAR or a non-qualified option (i.e., an option other than an ISO).

With respect to other awards granted under the Plan that are settled either in cash or in our shares or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the market value of shares or other property received. With respect to awards that are settled in common shares or other property that are restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the market value of the shares or other property received at the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier. Before the time the shares become transferable or not subject to substantial risk of forfeiture, any dividends received by the participant are treated as additional compensation.

Tax Consequences to Us.  To the extent that a participant recognizes ordinary income in the circumstances described above, we are entitled to a corresponding deduction provided that, among other things, the income:

•	Meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code; and

•	Is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code provides an exception to this limitation for performance-based compensation. To be considered performance-based compensation, the compensation must be earned consistent with criteria approved by our shareholders in 2007, including the management objectives, annual maximum limits, and eligible employees.

Amendment and Termination.  Our board may amend or terminate the Plan, but may not, without prior approval of our shareholders:

•	Increase the number of common shares that may be issued under the Plan, except as described under “Adjustment” above; or

•	Otherwise modify the Plan in circumstances in which such approval is required under rules of the New York Stock Exchange or, if our common shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the shares are traded.

Plan Benefits.  The amount and timing of awards granted under the Plan are determined in the sole discretion of the Compensation Committee and therefore cannot be determined in advance. The future awards that would be received under the Plan by our executive officers and other employees are discretionary and are therefore not determinable at this time.

NOTHING IN THE OFFER TO EXCHANGE SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF SPRINT OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US ARE NOT AFFECTED OR CHANGED BY THE OFFER. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN AN EMPLOYEE OF SPRINT OR ONE OF OUR SUBSIDIARIES UNTIL THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

GENERALLY, IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE EMPLOYED BY US BEFORE THE NEW OPTIONS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

3.	Purpose

We are implementing the Offer to motivate and retain key employees and reinforce the alignment of employee and shareholder interests. Granting New Options in exchange for the surrender and cancellation of Eligible Options also will reduce outstanding stock option “overhang” while not creating additional significant compensation expense.

As with so many other companies, the steep reduction in our stock price was significantly impacted by the recent global financial and economic crisis. Job losses and other factors contributing to less discretionary income have deeply affected our industry. Increased competition in our business has resulted in declines in our revenue. Further, high rates of penetration in most of our markets limits our growth potential and impacts our stock price, which has actually outperformed some of our competitors’ over the past year.

We believe underwater options do not effectively serve the long term incentive, motivation and retention objectives that they were intended to provide. The Offer is an important component in our strategy to more closely align employee and shareholder interests through our equity compensation programs by providing employees who elect to participate potential renewed incentives that may over time have greater value than their Eligible Options. Tendering your Eligible Options in the Offer will provide you with a means of exchanging significantly underwater options for New Options covering a lesser number of shares but with an exercise price that is equal to the market price of our common shares on the date they are granted, which will be promptly after the expiration of the Offer. The Offer also is intended to enable us to enhance long-term shareholder value by providing greater assurance that we will be able to retain experienced and productive employees, by increasing the motivation of our employees generally, and by more closely aligning employee and shareholder interests through our equity compensation programs.

The Offer is designed to permit the Company to achieve the following objectives:

•	Provide renewed incentives to our employees who participate in the Offer. As of May 14, 2010, the closing price of our common shares on the New York Stock Exchange was $4.36 per share and the weighted average exercise price of Eligible Options was $19.43 per share. As of that date, approximately 30% of our stock options, representing approximately 30 million shares, held by Eligible Employees had exercise prices greater than the 52-week high trading price of our common shares of $5.78 per share. As a result, these stock options do not currently provide meaningful retention or incentive value to our employees for the longer term. We believe the Offer will enable us to enhance long-term shareholder value by providing greater assurance that we will be able to retain experienced and productive employees, by increasing the motivation of our employees generally, and by more closely aligning employee and shareholder interests through our equity compensation programs.

•	Meaningfully reduce our total number of outstanding stock options, and thus our “overhang,” that have high exercise prices and may no longer provide adequate incentives to our employees. Assuming that Eligible Options include options granted prior to May 17, 2009 and have exercise prices above the current 52-week high trading price of our common shares of $5.78, as of May 14, 2010, Eligible Options to purchase an aggregate of approximately 30 million common shares were held by Eligible Employees. These Eligible Options have exercise prices ranging from $6.55 and higher per share, a weighted average exercise price of $19.43 per share and a weighted average remaining term of 3.59 years per share. These Eligible Options comprised approximately 30% of the approximately 101 million common shares subject to outstanding stock options as of that date. We believe that having these underwater options remain outstanding does not serve the interests of our shareholders and does not provide the benefits intended by our equity compensation program. By replacing the Eligible Options with New Options covering a lesser number of shares, our overhang will decrease.

4.	Procedures for Tendering Eligible Options

The Offer is scheduled to expire at 11:00 p.m., Central Time, on Wednesday, June 16, 2010. Unless we extend the Offer for all Eligible Employees, no exceptions will be made to this deadline. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Offer at any time. If we extend the Offer, we will publicly announce the extension and the new expiration date no later than 8:00 a.m., Central Time, on the next business day after the last previously scheduled or announced expiration date.

If you want to exchange any of your Eligible Options, you must submit your election so that it is received before this Offer expires. You may submit your election in the following ways:

By Internet.  Any Eligible Employee may submit an election to exchange Eligible Options online at the Sprint Stock Option Exchange Program Website, which is available at https://sprint.equitybenefits.com. If you received an email announcement of the Stock Option Exchange Program, you are required to submit your election online if you elect to participate in the Offer. If you were sent paper materials relating to the Stock Option Exchange Program, you have the option of making your election either online or by returning your paper election form to the Company, as described below. Your email announcement or paper materials, as applicable, contain instructions for logging into the website. Your online election must be submitted and received by us before the expiration of the Offer at 11:00 p.m., Central Time, on June 16, 2010.

By Overnight Delivery, Mail, Fax or Email.  Certain Eligible Employees will be sent paper materials relating to the Offer. These Eligible Employees may submit an election to exchange Eligible Options either online at the Sprint Stock Option Exchange Program Website, which is available at https://sprint.equitybenefits.com or by completing and returning a paper election form to the Company by overnight delivery, mail, fax or email, according to the instructions contained in the materials. If you choose to submit your election online, it must be submitted and received by us before the expiration of the Offer at 11:00 p.m., Central Time, on June 16, 2010. If you choose to submit a paper election form, the Company must receive it by overnight delivery, mail, fax or email before the expiration of the Offer at 11:00 p.m., Central Time, on June 16, 2010.

To submit a paper election form via mail, you must send the election form using regular mail or overnight delivery to the following address:

Sprint Nextel Corporation
Attn: Stock Option Exchange Program
MAILSTOP: KSOPHL 0312-3A200
6500 Sprint Parkway
Overland Park, Kansas 66251

To submit a paper election form via fax, you must send the election form to the following fax number: 1-913-523-2709. To submit a paper election form via email, you must send the election form to the following email address: StockOptionExchangeProgram@Sprint.com.

The proper submission or delivery of all materials, including elections, changes of elections and withdrawals, is your responsibility. Only responses that are complete and actually received by the deadline will be eligible to be accepted. If your election is not received by the Offer expiration time, you will be deemed to have rejected the Offer.

If you elect to participate in the Offer, you may elect to tender your Eligible Options on a grant-by-grant basis. So, if you elect to tender any Eligible Options, you must tender all Eligible Options granted to you for that grant to the extent not previously exercised. However, you may choose to tender Eligible Options granted in one grant but not another grant.

You do not need to return your stock option award agreements relating to any tendered Eligible Options because they automatically will be cancelled if we accept the Eligible Options that you tender for exchange.

If you submit your election to participate through the Sprint Stock Option Exchange Program Website, an election confirmation will be generated. You should print and save a copy of the confirmation for your records. If you receive paper materials and you submit your election, change your election or withdraw your election via means other than the Sprint Stock Option Exchange Program Website, we intend to send you a confirmation within a reasonable time. If you do not receive a confirmation before the expiration date of the Offer, it is your responsibility to confirm that we have received your election and/or any change or withdrawal of your election. If you use overnight delivery or mail, we recommend that you use a delivery method that can be tracked by the delivery carrier. You can confirm the receipt of your paper election by sending an email to StockOptionExchangeProgram@Sprint.com.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. Subject to our rights to extend, terminate and amend the Offer, we expect to accept all properly tendered Eligible Options upon expiration of the Offer.

Electing Not to Participate.  Participation in the Offer is voluntary, and there are no penalties for electing not to tender any of your Eligible Options. If you do not want to tender your options in the Offer, you do not need to do anything. Only responses that are complete and actually received by us by the deadline will be eligible to be accepted. If we do not receive either the paper election materials or your online election before 11:00 p.m., Central Time, on June 16, 2010, we will interpret this as your election not to participate in the Offer, and none of your Eligible Options will be exchanged for New Options. Any Eligible Options that you do not validly tender will remain outstanding on the same terms and conditions on which they were granted. We are under no obligation to contact you to confirm your election not to participate.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to form, validity (including time of receipt), eligibility and acceptance of any tender of Eligible Options in our sole discretion. We may reject any or all tenders of Eligible Options that we determine were not properly effected or that we determine are unlawful to accept. Otherwise, we expect to accept all validly tendered Eligible Options that are not properly withdrawn. We may waive any defect or irregularity in any election with respect to any particular Eligible Options or any particular Eligible Employee. No Eligible Options will be treated as properly tendered until any defects or irregularities that we identify have been cured by the Eligible Employee tendering the Eligible Options or waived by us. Neither we nor any other person are obligated to give notice of receipt of any election or of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of receipt of any election or any defects or irregularities. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Our Acceptance Constitutes an Agreement.  Your election to tender your Eligible Options according to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. Our acceptance of your Eligible Options that are properly tendered will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer. When we accept your properly tendered Eligible Options, they automatically will be cancelled and rendered null and void and you, by tendering your Eligible Options, irrevocably release all of your rights with respect to the Eligible Options. Your election to tender Eligible Options in exchange for New Options constitutes your agreement to and acceptance of the terms and conditions of the New Options upon grant.

5.	Withdrawal Rights and Change of Elections

If you elect to tender Eligible Options in the Offer and later change your mind, you may change or withdraw your election at any time before the expiration of the Offer provided that you comply with the provisions of this Section III.5. If we extend the Offer, you may change or withdraw your tender of Eligible Options at any time until the expiration of the extended deadline. You may change your mind as many times as you wish, but you will be bound by the latest dated election that is properly completed and received before the expiration of the Offer. In addition, you may withdraw your tendered Eligible Options if we have not accepted your tendered Eligible Options for exchange within 40 business days after the commencement of the Offer.

You may change or withdraw a previous election that you submitted through the Sprint Stock Option Exchange Program Website at https://sprint.equitybenefits.com by returning to the Sprint Stock Option Exchange Program Website at https://sprint.equitybenefits.com, changing your elections or indicating that you are not electing to exchange any of your Eligible Options and resubmitting the information on your election to participate. Your online election to change or withdraw a previous election must be submitted and received by us before the expiration deadline of 11:00 p.m., Central Time, on June 16, 2010 (or such later date as may apply if the Offer is extended). If you received paper materials and returned a paper election form, you may change or withdraw your elections by submitting a new paper election form or by submitting an election through the Sprint Stock Option Exchange Program Website. Your election to change or withdraw a previous election must be received by us before the expiration deadline of 11:00 p.m., Central Time, on June 16, 2010 (or such later date as may apply if the Offer is extended). Your latest dated election that is properly completed and received before the expiration of the Offer will control.

If you withdraw a previous election to tender Eligible Options, that withdrawal election may not be revoked after the Offer expires. Neither we nor any other person is obligated to give you notice of any errors in any change of election or withdrawal submitted by you, and no one will be liable for failing to give notice of any errors. We will determine all questions as to the form and validity (including time of receipt) of withdrawals. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

6.	Acceptance of Eligible Options for Exchange; Issuance of New Options

Acceptance.  If you are an Eligible Employee and validly tender Eligible Options that you do not withdraw from the Offer before the expiration of the Offer, those options will be cancelled when we accept them and you will no longer have any rights with respect to those options.

Timing of Acceptance.  Subject to our rights to extend, terminate and amend the Offer before its expiration and to the satisfaction of or our waiver of all of the conditions to the Offer, we will accept promptly after the expiration of the Offer all validly tendered Eligible Options that have not been properly withdrawn.

Issuance of New Options.  We expect to cancel all properly tendered Eligible Options on the same day that the Offer expires. The New Options will be granted promptly following the expiration of the Offer, likely no later than the first trading day promptly after the Offer expires. For example, the scheduled expiration date of the Offer is June 16, 2010, and we expect to accept and cancel all properly tendered Eligible Options on June 16, 2010 and to grant New Options promptly thereafter. If you elect to exchange Eligible Options in the Offer, we will send you a confirmation of participation notice following the expiration of the Offer, reflecting the terms of your New Options. All New Options will have an exercise price equal to the closing price of our common shares as reported by the New York Stock Exchange on the grant date for the New Options, which will be the price of the last trade as of the closing of the New York Stock Exchange on the grant date, as reported by the New York Stock Exchange. If the expiration date is extended, then the cancellation date and the New Option grant date would be similarly extended. The number of shares subject to each New Option is not affected by the grant date because the exchange ratios are fixed and pre-established. Additionally, because we do not grant options to purchase fractional shares, the number of shares underlying a New Option will be rounded down after application of the exchange ratios. Information regarding your New Options will be posted to your UBS OneSource online account (https://onesource.ubs.com/s) as soon as administratively practicable after they are granted.

Termination of Option Agreements.  Upon our acceptance of your Eligible Options that you tender in the Offer, your currently outstanding option award agreements relating to the tendered Eligible Options automatically will be cancelled and rendered null and void and you, by tendering your Eligible Options, irrevocably release all of your rights thereunder.

7.	Extension of Offer; Termination; Amendment

We may at any time and from time to time extend the period of time during which the Offer is open and thereby delay accepting any Eligible Options tendered for exchange by publicly announcing the extension and giving oral, written or electronic notice of such extension to the Eligible Employees.

Before the expiration date of the Offer, we may postpone our decision of whether or not to accept and cancel any Eligible Options. In order to postpone accepting and canceling, we must publicly announce the postponement and give oral, written or electronic notice of the postponement to the Eligible Employees. Our right to delay accepting Eligible Options is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires us to pay the consideration offered or return the tendered options promptly after we terminate or withdraw the Offer.

Before the expiration date of the Offer, we may terminate the Offer if any of the conditions specified in Section III.9 occurs. In such event, any tendered Eligible Options will continue to be held by the tendering Eligible Employee as if no tender had occurred. We will provide oral, written or electronic notice of any such termination to all Eligible Employees holding Eligible Options.

As long as we comply with applicable law, we reserve the right to amend the Offer in any respect, including by changing the number or type of options eligible to be exchanged in the Offer. If we extend the length of time during which the Offer is open, such extension will be announced no later than 8:00 a.m., Central Time, on the next business day after the last previously scheduled or announced time for expiration of the Offer. Any amendment will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change. Without limiting the manner in which we may choose to disseminate any amendment, except as required by law, we have no obligation to publish, advertise or otherwise communicate any amendment to the Offer other than to Eligible Employees.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period the Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. Although we currently have no intention to do so, if we decide to take any of the following actions, we will publish notice of the action:

•	increase or decrease in the exchange ratios for Eligible Options;

•	change the number or type of options eligible to be tendered in the Offer; or

•	increase the number of options eligible for tender in the Offer by an amount that exceeds 2% of the number of common shares issuable upon exercise of the options eligible for tender in the Offer immediately before the increase.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the Offer for a period of at least ten business days after the date the notice is published.

8.	Material U.S. Federal Income Tax Consequences

The following summarizes the material U.S. federal income tax consequences of the Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results.

We believe the exchange of Eligible Options for New Options pursuant to the Offer should be treated as a non-taxable exchange in the U.S., and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Employees upon the issuance of the New Options. However, the tax consequences of the Offer are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change.

Because the New Options issued in the Offer will be U.S. non-qualified stock options, upon exercise of the New Options, the Eligible Employee will recognize ordinary income equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. If the Eligible Employee is subject to U.S. income taxes at the time of exercise of the New Options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the stock, the Eligible Employee generally will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the employee’s tax basis in the stock, which generally will be the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Offer under all applicable laws prior to participating in the Offer.

Our grant of a New Option will have no tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a New Option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Employee upon exercise. We will also attempt to comply with Section 409A of the Internal Revenue Code of 1986, as amended, by granting the New Options with exercise prices at fair market value on the grant date.

We will withhold all required local, state, federal, foreign, income and other taxes and any other amount required to be withheld by any governmental authority or law with respect to income recognized with respect to the exercise of a nonqualified stock option by an Eligible Employee who has been employed by us. We will require any such Eligible Employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any of our common shares.

There may be additional foreign, state or local tax imposed as a result of the Offer or your participation in the Offer, and those consequences may vary based on where you live. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this Offer.

9.	Conditions to Completion of the Offer

We will not be required to accept any Eligible Options tendered for exchange if any of the events described below occurs. We may terminate or amend this Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, if at any time on or after May 17, 2010 and on or before the expiration of the Offer:

(a) there shall have been instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the Offer or the acquisition of some or all of the Eligible Options tendered for exchange pursuant to the Offer;

(b) there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any government or governmental, regulatory or administrative agency, authority or tribunal that would:

(i) make the acceptance for exchange or the exchange of some or all of the Eligible Options elected for tender illegal or otherwise restrict or prohibit consummation of the Offer; or

(ii) delay or restrict our ability, or render us unable, to accept for exchange or to exchange some or all of the Eligible Options tendered for exchange;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States;

(v) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof;

(vi) any decrease of greater than 10% of the market price of our common shares from the price of $4.36 per share (its price on the date that we determined the exchange ratios);

(vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount greater than 15% measured during any time period after the close of business on May 14, 2010; or

(viii) any change, development, clarification or position taken in generally accepted accounting principles in the U.S. that could or would require us to record for financial reporting purposes compensation expense in connection with the Offer that would be in excess of any compensation expense that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Offer.

(d) a tender or exchange offer with respect to some or all of our common shares, or a merger or acquisition proposal for us, shall have been announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding common shares, or any new group shall have been formed that beneficially owns more than 5% of our outstanding common shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 16, 2010;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 16, 2010 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding common shares; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities.

These conditions are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them before the expiration of the Offer. We may waive them at any time and from time to time before the expiration of the Offer in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section III.9 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

10.	Price Range of Common Shares Underlying Eligible Options

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are our common shares. Our common shares trade on the New York Stock Exchange under the symbol “S.”

The following table presents the high and low closing prices per share of our common shares for the periods indicated as reported by the New York Stock Exchange:

	High	Low

Fiscal 2008
Quarter Ended:
March 31, 2008	$13.16	$5.48
June 30, 2008	9.94	6.27
September 30, 2008	9.75	5.75
December 31, 2008	6.72	1.35
Fiscal 2009
Quarter Ended:
March 31, 2009	4.20	1.83
June 30, 2009	5.94	3.49
September 30, 2009	4.91	3.47
December 31, 2009	4.41	2.78
Fiscal 2010
Quarter Ended:
March 31, 2010	4.13	3.15

As of May 14, 2010, the closing price of our common shares as reported by the New York Stock Exchange was $4.36 per share.

You should obtain current market prices for our common shares before you decide whether to tender your Eligible Options.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options

A list of our current directors and executive officers as of May 14, 2010 is attached to this Offer to Exchange as Schedule A. Current and former members of our Board and our named executive officers (i.e., those executive officers named in the Summary Compensation Table of our proxy statement as filed with the SEC on March 29, 2010) are not eligible to participate in the Offer. Executive officers who are not named in the Summary Compensation Table of our proxy statement as filed with the SEC on March 29, 2010 are eligible to participate in the Stock Option Exchange Program. The following table shows the number of common shares subject to Eligible Options held as of May 14, 2010 by our current executive officers who are eligible to participate in the Offer:

		Maximum
		Number of		Weighted
		Shares	Weighted	Average
		Underlying	Average	Remaining
		Eligible	Exercise	Term
Name of Executive Officer	Title	Options	Price ($)	(Years)

Paget L. Alves	President — Business Markets	323,175	19.95	5.41
Danny L. Bowman	President — Integrated Solutions Group	85,362	19.53	5.44
Mathew Carter	President — 4G	45,161	18.78	6.79
Robert H. Johnson	President — Consumer	—	—	—
Robert L. Johnson	Chief Service Officer	318,239	20.64	4.79
Ryan H. Siurek	Vice President — Controller	—	—	—
Charles R. Wunsch	General Counsel and Corporate Secretary	104,705	20.10	4.53

The following table shows the maximum number of New Options that may be issued to each of our executive officers eligible to participate in the Stock Option Exchange Program, assuming they each elect to tender and we accept all of their Eligible Options in the Offer:

		Maximum
		Number of
		Shares
		Underlying
		New
Name of Executive Officer	Title	Options

Paget L. Alves	President — Business Markets	71,815
Danny L. Bowman	President — Integrated Solutions Group	18,965
Mathew Carter	President — 4G	10,035
Robert H. Johnson	President — Consumer	—
Robert L. Johnson	Chief Service Officer	70,715
Ryan H. Siurek	Vice President — Controller	—
Charles R. Wunsch	General Counsel and Corporate Secretary	27,081
All executive officers who are Eligible Employees as a group (7).		198,611

Because participation in the Offer is voluntary, the benefits or amounts that will be received by any eligible executive officer are not currently determinable.

As of May 14, 2010, our executive officers and directors (21 persons) as a group held unexercised and outstanding compensatory stock options to purchase a total of approximately five million of our shares, which represented approximately 5% of the shares subject to all options outstanding under all of our equity incentive plans as of that date. The following table sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding as of May 14, 2010. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common shares, which was approximately 101 million as of May 14, 2010.

			Percentage
		Number of	of Total
		Shares	Shares
		Underlying	Underlying
		Options	Outstanding
Name of Executive Officer	Title	Outstanding	Options

Daniel R. Hesse	Chief Executive Officer, President and Director	7,648,827	7.57%
Robert H. Brust	Chief Financial Officer	1,359,019	1.35%
Keith O. Cowan	President — Strategic Planning and Corporate Initiatives	1,825,488	1.81%
Steven L. Elfman	President — Network Operations and Wholesale	1,747,878	1.73%
Daniel H. Schulman	President — Prepaid	820,080	*
Paget L. Alves	President — Business Markets	815,231	*
Danny L. Bowman	President — Integrated Solutions Group	384,117	*
Mathew Carter	President — 4G	293,731	*
Robert H. Johnson	President — Consumer	258,878	*
Robert L. Johnson	Chief Service Officer	878,089	*
Ryan H. Siurek	Vice President — Controller	90,846	*
Charles R. Wunsch	General Counsel and Corporate Secretary	623,508	*
Robert R. Bennett	Director	0	*
Gordon M. Bethune	Director	0	*
Larry C. Glasscock	Director	0	*
James H. Hance. Jr.	Director	0	*
V. Janet Hill	Director	129,749	*
Frank Ianna	Director	0	*
Sven-Christer Nilsson	Director	0	*
William R. Nuti	Director	0	*
Rodney O’Neal	Director	0	*

*	Less than 1%.

To the best of our knowledge, no directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common shares or in transactions involving our common shares during the past sixty days before and including May 17, 2010, other than routine compensatory transactions involving the withholding of shares upon the vesting of restricted share units to meet tax obligations. Except as otherwise described in the Offer to Exchange or in our filings with the SEC, including our proxy statement as filed with the SEC on March 29, 2010, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.	Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Eligible Options that are surrendered in the Offer will be cancelled immediately upon our acceptance of the tender of such Eligible Options after expiration of the Offer. Shares subject to Eligible Options granted under any of our equity incentive plans will be cancelled and will not be available for new grants under any of our equity incentive plans. Assuming full participation in the Offer, as of May 17, 2010, approximately 30 million shares are subject to Eligible Options that would be cancelled if accepted for exchange.

Under U.S. accounting standards, to the extent the estimated fair value of each award of New Options granted pursuant to the Offer exceeds the estimated fair value of the surrendered Eligible Options, such excess is considered incremental compensation expense. If there is any incremental compensation expense associated with the New Options as a result of the Option Exchange, it will be recognized over the two-year vesting period of the New Options. Any unrecognized compensation expense from the Eligible Options surrendered will be recognized prior to the end of the service period of the New Options granted in the Offer. We do not expect to incur significant incremental compensation expense as a result of the Offer.

13.	Legal Matters; Regulatory Approvals

The Offer is subject to a number of conditions. We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer or of any other approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and exchange of, Eligible Options tendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept tendered options is subject to the conditions described in Section III.9.

14.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person in connection with the tender of Eligible Options by Eligible Employees under the Offer.

15.	Source and Amount of Consideration

The New Options will be granted under the Plan. As of May 14, 2010, Eligible Options to purchase up to approximately 30 million of our common shares were outstanding and held by Eligible Employees. If all Eligible Options are tendered to the Company for exchange under the Offer, an aggregate of approximately 7.5 million shares will be subject to New Options granted.

16.	Information Concerning Sprint Nextel Corporation

Sprint Nextel Corporation, incorporated in 1938 under the laws of Kansas, is mainly a holding company, with its operations primarily conducted by its subsidiaries. Our Series 1 voting common stock trades on the New York Stock Exchange under the symbol “S.” Sprint is a communications company offering a comprehensive range of wireless and wireline communications products and services that are designed to meet the needs of individual consumers, businesses, government subscribers and resellers. Our operations are organized to meet the needs of our targeted subscriber groups through focused communications solutions that incorporate the capabilities of our wireless and wireline services. We are the third largest wireless communications company in the United States based on the number of wireless subscribers, one of the largest providers of wireline long distance services and one of the largest carriers of Internet traffic in the nation. Our services are provided through our ownership of extensive wireless networks and a global long distance, Tier I Internet backbone.

We offer wireless and wireline voice and data transmission services to subscribers in all 50 states, Puerto Rico and the U.S. Virgin Islands under the Sprint corporate brand which includes our retail brands consisting of Sprint®, Nextel®, Boost Mobile®, Virgin Mobile® and Assurance Wirelesssm on networks that utilize code division multiple access (CDMA), integrated Digital Enhanced Network (iDEN), or internet protocol technologies. We utilize these networks to offer our wireless and wireline subscribers differentiated products and services whether through the use of a single network or a combination of these networks. Through our partnership with Clearwire Corporation and its subsidiary Clearwire Communications LLC (together “Clearwire”), and their development of a fourth generation network utilizing Worldwide Interoperability for Microwave Access technology, we are establishing ourselves as a leader in the deployment of next-generation wireless broadband services. We offer wireless services on a post-paid and prepaid payment basis to retail subscribers and also on a wholesale basis.

On November 9, 2009, we entered into an investment agreement with Clearwire to contribute an additional $1.176 billion increasing our ownership percentage to 56% as of December 31, 2009 and enhancing Clearwire’s ability to further its 4G network buildout. To strengthen our position in the growing prepaid market, we completed our acquisition of Virgin Mobile USA, Inc. on November 24, 2009. In addition, on December 4, 2009, we completed the acquisition of iPCS, Inc. iPCS was previously a Sprint affiliate that sold services under the Sprint brand name and in Sprint branded stores.

Sprint’s headquarters are in Overland Park, Kansas. Our principal executive offices are located at 6200 Sprint Parkway, Overland Park, Kansas 66251, and our telephone number at that address is (800)829-0965. Additional information on the Company can be found on our website at: http://sprint.com.

17.	Corporate Plans, Proposals and Negotiations

The Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. The Company also enters into agreements for the purchase and sale of products and services, engages in purchases and sales of assets and incurs indebtedness from time to time in the ordinary course of business. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation.

Subject to the foregoing and except as otherwise disclosed in this document or in the Company’s filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy, or our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	any other changes to our present board of directors or management of the Company;

•	our common shares not being authorized for listing on the New York Stock Exchange;

•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any additional securities of the Company or the disposition of any of our securities; or

•	any changes in our Articles of Incorporation, Bylaws or other governing instruments or any actions that could impede the acquisition of control of the Company.

18.	Additional Information

With respect to the Offer, we filed a Tender Offer Statement on Schedule TO with the SEC on May 17, 2010, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You should review the Schedule TO, including the exhibits, before making a decision on whether to participate in the Offer.

We also recommend that, in addition to this document, you review the following materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Offer:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 26, 2010;

•	the Definitive Proxy Statement for our 2010 Annual Meeting of Shareholders, filed with the SEC on March 29, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 5, 2010;

•	our Current Reports (other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations), filed with the SEC on Form 8-K on March 3, 2010, on Form 8-K on March 22, 2010, and on Form 8-KA on March 22, 2010; and

•	Description of common shares contained in Amendment No. 8 to Sprint Nextel’s Registration Statement on Form 8-A relating to Sprint Nextel’s Common Stock, Series I filed August 12, 2005, and any amendment or report filed for the purpose of updating that description.

You should also review the filings we make with the SEC after the date of this Offer to Exchange.

The filings listed above and our other reports, registration statements, proxy statements and other SEC filings can be inspected and copied at the reference facilities maintained by the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. These filings are also available to the public on the website of the SEC at http://www.sec.gov and on our website at the investor page at http://www.sprint.com.

We will also provide, without charge, to any Eligible Employee holding Eligible Options, upon the request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may make such a request by writing to our Investor Relations department at 6200 Sprint Parkway, Overland Park, Kansas 66251, or by calling Investor Relations at (800) 259-3755.

The financial information, including financial statements and the notes thereto, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are incorporated herein by reference. Section III.19 below includes a summary of our financial information from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Annual Report on Form 10-K for our fiscal year ended December 31, 2009. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions above.

The information contained in the Offer to Exchange should be read together with the information contained in the documents to which we have referred you in the Offer to Exchange.

19.	Financial Information

We have presented below a summary of our consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, both of which are incorporated herein by reference. The selected consolidated statements of operations data presented below for the years ended December 31, 2009 and December 31, 2008 and the selected consolidated balance sheet data as of December 31, 2009 and December 31, 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2009. The selected consolidated statements of operations data presented below for the three months ended March 31, 2010 and March 31, 2009 and the selected consolidated balance sheet data as of March 31, 2010 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Our interim results are not necessarily indicative of results for the full year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Selected Consolidated Financial Data
(amounts in millions, except per share data):

	Three Months Ended		Year Ended
	March 31,		December 31,
	2010	2009	2009	2008

Consolidated Statements of Operations Data
Net operating revenues	$8,085	$8,209	$32,260	$35,635
Operating loss(1)	(180)	(487)	(1,398)	(2,642)
Loss before income taxes	(794)	(1,124)	(3,494)	(4,060)
Net loss(1)	(865)	(594)	(2,436)	(2,796)
Basic and diluted loss per common share(1)	(0.29)	(0.21)	(0.84)	(0.98)
Basic and diluted weighted average common shares outstanding	2,983	2,882	2,886	2,863

	March 31,	December 31,
	2010	2009	2008

Consolidated Balance Sheets Data
Current Assets	$8,835	$8,593	$8,642
Total assets	54,282	55,424	58,550
Current liabilities	8,081	6,785	6,281
Total liabilities	37,039	37,329	38,635
Shareholders’ equity(2)	17,243	18,095	19,915

(1)	For the three months ended March 31, 2010, we recognized an increase in our valuation allowance on deferred tax assets related to federal and state net operating loss carryforwards of $365 million. For the three months ended March 31, 2009, we recorded net charges of $327 million ($210 million after tax) primarily related to severance and exit costs. In 2009, we recognized an increase in our valuation allowance on deferred tax assets primarily related to federal and state net operating and capital loss carryforwards of $301 million, and recognized net charges of $389 million ($248 million after tax) primarily related to severance and exit costs and asset impairments other than goodwill. In 2008, we recorded a goodwill impairment of $963 million ($899 million after tax) as well as net charges of $936 million ($586 million after tax) primarily related to asset impairments other than goodwill, severance and exit costs, and merger and integration costs.

(2)	In completing a detailed reconciliation of net deferred tax liabilities in 2009, it was determined that net deferred tax liabilities were overstated in prior periods. Previously reported shareholders’ equity has been increased by $310 million as of December 31, 2008 related to a reduction in deferred tax liabilities.

Ratio of Earnings to Fixed Charges.  The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose (1) earnings represent loss from continuing operations before income taxes, equity in (losses) of unconsolidated investments, fixed charges, interest capitalized and amortization of interest capitalized, and (2) fixed charges represent interest expense, gross, interest capitalized and portion of rentals, representative of interest.

	Three Months Ended		Year Ended
	March 31,		December 31,
	2010	2009	2009	2008
			(In millions)

Ratio of earnings to fixed charges	—(1)	—(2)	—(3)	—(4)

(1)	Earnings (loss), as adjusted were inadequate to cover fixed charges by $0.5 billion at March 31, 2010.

(2)	Earnings (loss), as adjusted were inadequate to cover fixed charges by $0.8 billion at March 31, 2009

(3)	Earnings (loss), as adjusted were inadequate to cover fixed charges by $2.6 billion in 2009.

(4)	Earnings (loss), as adjusted were inadequate to cover fixed charges by $4.0 billion in 2008.

Book Value Per Share.  Our book value per share as of our most recent balance sheet dated March 31, 2010 was $5.79. Book value per share was calculated as total shareholders’ equity divided by common shares outstanding at March 31, 2010.

Additional information.  For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your Eligible Options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section III.18 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

20.	Miscellaneous; Forward-Looking Statements

This Offer to Exchange contains, or incorporates by reference, forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause such differences include market, credit, operational, regulatory, strategic, liquidity, capital and economic factors as discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and in other periodic reports filed with the SEC.

We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange or in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. In addition, the safe harbor protections for forward-looking statements contained in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, do not apply to any forward-looking statements we make in connection with the Offer to Exchange, including any forward-looking statements incorporated herein by reference from our Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Neither the Company nor the Board of Directors makes any recommendation as to whether or not you should participate in the Offer. We have not authorized any person to make any recommendation on our behalf as to whether or not you should participate in the Offer. You should rely only on the information contained in this Offer to Exchange or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information representations contained in the Offer to Exchange. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

This transaction has not been approved or disapproved by the SEC, nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.

SPRINT NEXTEL CORPORATION

May 17, 2010

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF SPRINT

Name	Position

Daniel R. Hesse	Chief Executive Officer, President and Director
Robert H. Brust	Chief Financial Officer
Keith O. Cowan	President Strategic Planning and Corporate Initiatives
Steven L. Elfman	President Network Operations and Wholesale
Daniel H. Schulman	President Prepaid
Paget L. Alves	President — Business Markets
Danny L. Bowman	President — Integrated Solutions Group
Mathew Carter	President — 4G
Robert H. Johnson	President — Consumer
Robert L. Johnson	Chief Service Officer
Ryan H. Siurek	Vice President — Controller
Charles R. Wunsch	General Counsel and Corporate Secretary
Robert R. Bennett	Director
Gordon M. Bethune	Director
Larry C. Glasscock	Director
James H. Hance, Jr.	Director
V. Janet Hill	Director
Frank Ianna	Director
Sven-Christer Nilsson	Director
William R. Nuti	Director
Rodney O’Neal	Director

The address of each executive officer and director is 6200 Sprint Parkway, Overland Park, Kansas 66251. Members of our Board of Directors and the executive officers named in the Summary Compensation Table in our 2010 Proxy Statement that we filed with SEC on March 29, 2010 are not eligible to participate in this Offer.